Exhibit 99.1

CAREER EDUCATION CORPORATION REPORTS RESULTS FOR THE SECOND QUARTER 2015

University Group Operating Income Increases 50% and Strategic Transformation Continues to Position the

Company for Long-Term Success

Schaumburg, Ill. (August 6, 2015) – Career Education Corporation (NASDAQ: CECO) today reported operating and financial results for the second quarter of 2015.

Business Highlights:

•	Increased University Group revenue by 2.6 percent year-over-year to $138.2 million, driven by increased total enrollments

•	Increased University Group operating income by 50.0 percent year-over-year to $29.4 million, driven by ongoing cost discipline and modest total student enrollment growth

•	2015 operating expenses for continuing operations remain in line with the Company’s expectations and were lowered by $25.9 million, excluding severance charges of $12.6 million

•	Adjusted EBITDA was $26.6 million for the University Group and Corporate, an improvement of 36.3 percent or $7.1 million as compared to the prior year quarter

•

Adjusted EBITDA for the Transitional Group and Discontinued Operations improved to ($30.8) million, compared to ($39.1) million in the same quarter last year, as a result of continued progress in executing legacy teach-outs, reducing lease obligations and benefits from the accretive nature of the Career College teach-outs announced in early May

•	Pleased to welcome experienced education industry executive Todd Nelson as President & CEO, effective August 12, 2015

Chairman and Interim CEO Ron McCray commented, “Our core University assets continued to perform very well during the quarter driven by modest total enrollment growth and our commitment to providing high-quality educational experiences to our students. Further, our cost discipline initiatives were quite evident in our performance during the second quarter as the University Group’s operating income increased approximately 50%. This improved business performance will allow us to expand and incrementally invest in our predominantly online University platform in the future. For example, we were very pleased this past quarter to announce that American InterContinental University (AIU) has received approval for its new Master of Education (M.Ed.) degree programs focused on Elementary and Secondary Education.”

BUSINESS TRANFORMATION UPDATE

In May 2015, Career Education announced that the Company would teach out its Sanford-Brown institutions and pursue strategies to divest or teach-out the remaining institutions within the former Career Colleges group. As part of the process to focus its resources on the University Group, the Company also announced that it was taking actions to better align its corporate overhead and streamline operations in order to make the University Group more efficient and effective in supporting its students.

CEC ANNOUNCES 2Q15 RESULTS …PG 2

Transformation Highlights:

•

Company continues to make progress against its strategy to divest and/or teach-out its remaining Career Colleges. Excluding restructuring charges, the Company expects these actions to be accretive to 2015 results. In addition to other initiatives, the Company has

•	Initiated teach-outs at the 15 Sanford-Brown campuses, including Sanford-Brown Online

•	Completed the sale of Brooks Institute in June 2015

•	Signed a purchase agreement for Missouri College and initiated the divestiture process for Briarcliffe College

•	Sale process for Le Cordon Bleu (“LCB”) campuses continues, and a number of prospective buyers have initiated due diligence processes; Company expects to execute an agreement by year end

•	Company remains on track to generate flat-to-modest total student enrollment growth within the University Group over time

•	Updated restructuring charges for the teach out and divestiture initiatives, which are now expected to total $32 to $38 million, compared to the original projection of $40 to $50 million

•	Recorded approximately $12.6 million for severance and related costs during the second quarter, which are expected to be paid through 2018

•

The Company expects to record an additional $20 million – $25 million of aggregate charges associated with exiting lease obligations as campuses cease operations through 2018, with cash payments continuing through 2023

•

Based on the Company’s analysis and the key assumptions referenced below, Adjusted EBITDA(1) from the Transitional Group and Discontinued Operations, excluding our LCB campuses(1) is now estimated to be approximately ($100) million in 2015 and ($85) million in 2016

•

Transformation strategy is expected to remove approximately $375 million in operating expenses(1) by the end of 2018 compared to annualized second quarter 2015 operating expenses (including discontinued operations and excluding asset impairments). Key drivers of this expense reduction will be

•	Completion of the teach-out/divestiture of Transitional Group and LCB

•	Right-sizing of corporate overhead to serve primarily online institutions

•	Achievement of greater operating efficiencies within the core University Group

McCray concluded, “The strategic actions that we began implementing during the quarter were transformational. As a result of these decisions, and based on the assumption that our divestitures will be completed by early 2016 while maintaining flat-to-modest total enrollment growth within our University Group, we expect total company operating margins to increase to mid-single digits in 2016 as we continue to make progress toward competitive operating margins. Furthermore, we expect to not only maintain a cash, cash equivalents and investment balance above $190 million in 2015, we expect that balance to remain stable in 2016 and to grow in 2017 and beyond as a result of the accretive nature of this transformation. We believe Career Education has a long and prosperous future ahead of it, and we look forward to sharing our success with our students, employees and shareholders as we execute against our strategic plan.

“We also look forward to the addition of Todd Nelson as our next CEO, whom we recently announced will be joining us on August 12. We strongly believe that he is the best leader to execute the remaining steps of this transformation while positioning the Company for long-term success.”

(1)	The estimates provided above for future Transitional Group and Discontinued Operations Adjusted EBITDA (excluding LCB) and company-wide operating expense reductions are based on the following key assumptions and factors, among others: (i) flat-to-modest total enrollment growth within the University Group over time, (ii) teach-outs and divestitures to occur as planned and performance consistent with historical experience, (iii) signed purchase agreement for LCB by year end and transaction closed by early 2016, (iv) achievement of projected rates of recovery for our real estate lease obligations which are consistent with historical experience, (v) right-sizing of our Corporate expense structure to serve primarily online institutions, (vi) no material changes in the legal or regulatory environment, and (vii) consistent working capital trends as compared to historical results. All projections for 2016 and beyond assume a completed sale of our LCB campuses. Although these estimates and assumptions are based upon management’s good faith beliefs regarding current events and actions that we may undertake in the future, actual results could differ from these estimates.

CEC ANNOUNCES 2Q15 RESULTS …PG 3

REVENUE

For the second quarter of 2015, total revenue was $174.8 million, a 6.1 percent decrease from $186.2 million for the second quarter of 2014. Total revenue for the University Group was $138.2 million for the second quarter of 2015 compared to $134.7 million for the second quarter of 2014, an increase of 2.6 percent. Adjusting for changes related to accounting for withdrawn students that occurred in the fourth quarter of 2014, revenue increased 3.9 percent for the current quarter as compared to the prior year quarter for the University Group.

	Q2 2015 (3)	Q1 2015 (3)	Q4 2014 (3)	Q3 2014	Q2 2014
Revenue ($ in thousands)
CTU	$86,174	$85,127	$82,202	$82,410	$85,041
AIU	52,024	53,066	44,749	51,889	49,685
Total University Group	138,198	138,193	126,951	134,299	134,726
Corporate and Other	39	39	40	52	38
Transitional Group (1)	36,543	44,070	47,216	48,474	51,408
Total (2)	$174,780	$182,302	$174,207	$182,825	$186,172

(1)	Teach-out campuses included in the Transitional Group are in the process of being taught out and therefore no longer enroll new students. Additionally, campuses which have ceased operations subsequent to December 31, 2014 and no longer qualify for discontinued operations treatment under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 360 – Property, Plant & Equipment or campuses that were announced for sale subsequent to December 31, 2014 are also included in the Transitional Group.

(2)	Excludes discontinued operations, which consists of the results of operations for campuses that have ceased operations prior to 2015 and the LCB campuses which are held for sale.

(3)	Fourth quarter of 2014 total revenue was negatively impacted by approximately $9.4 million due to the change in how the Company accounts for revenue for students who withdrew from one of its institutions prior to completion of their programs. This cumulative adjustment was recorded during the fourth quarter of 2014. First quarter and second quarter of 2015 were negatively impacted by approximately $1.9 million and $2.2 million, respectively, related to this change in accounting.

TOTAL AND NEW STUDENT ENROLLMENTS

For the second quarter of 2015, total student enrollments for the University Group were 31,300, which increased 2.3 percent as compared to the prior year quarter. New student enrollments for the University Group were 7,950, an increase of 9.1 percent as compared to the prior year quarter due to growth at Colorado Technical University (CTU). This increase was also partially attributable to a change in the methodology used to calculate new student enrollments at AIU beginning in the second quarter of 2014 related to cancelled student enrollments. Excluding the impact of this change, new student enrollments within the University Group increased by 2.4 percent during the second quarter as compared to the prior year quarter.

CEC ANNOUNCES 2Q15 RESULTS …PG 4

	Q2 2015	Q1 2015	Q4 2014	Q3 2014	Q2 2014
Total Student Enrollment
CTU	20,600	20,300	20,400	19,800	19,800
AIU	10,700	13,500	11,600	11,500	10,800
Total University Group	31,300	33,800	32,000	31,300	30,600
Transitional Group	7,000	9,500	9,400	11,300	10,300
Total	38,300	43,300	41,400	42,600	40,900

	Q2 2015	Q1 2015	Q4 2014	Q3 2014	Q2 2014
New Student Enrollments
CTU	5,670	5,040	5,670	5,460	5,280
AIU (1)	2,280	5,090	3,370	3,300	2,010
Total University Group	7,950	10,130	9,040	8,760	7,290
Transitional Group (2)	830	1,830	1,150	3,290	1,660
Total	8,780	11,960	10,190	12,050	8,950

(1)	Beginning in the second quarter of 2014, AIU changed its methodology related to certain cancelled student enrollments. As a result, the increase in the current quarter versus the prior year quarter was a result of this change in methodology.

(2)	Teach-out campuses within the Transitional Group no longer enroll new students; students who re-enter after 365 days are reported as new student enrollments.

OPERATING (LOSS) INCOME

For the second quarter of 2015, operating loss of $9.3 million improved 17.1 percent compared to an operating loss of $11.3 million in the prior year quarter. Total University Group operating income increased to $29.4 million from $19.6 million in the prior year quarter, an increase of 50.0 percent. This increase in operating income was primarily driven by ongoing cost improvement initiatives, which were partially offset by increased administrative expense as a result of general corporate overhead no longer being allocated to the LCB campuses which are held for sale, therefore increasing the percentage allocated to the University Group.

	Q2 2015	Q1 2015	Q4 2014	Q3 2014	Q2 2014
Operating (Loss) Income ($ in thousands)
CTU	$24,263	$14,616	$23,356	$10,698	$20,957
AIU	5,174	(2,887)	(304)	(4,194)	(1,331)
Total University Group	29,437	11,729	23,052	6,504	19,626
Corporate and Other (1)	(7,036)	(5,860)	(7,048)	2,528	(5,513)
Transitional Group (2)	(31,733)	(30,470)	(23,788)	(40,764)	(25,364)
Total (3)	$(9,332)	$(24,601)	$(7,784)	$(31,732)	$(11,251)

(1)	Income related to a net insurance recovery of $8.6 million was recorded during the third quarter of 2014.

(2)	Asset impairment charges of $1.7 million, $6.0 million, $3.9 million and $12.9 million were recorded during the second quarter of 2015, first quarter of 2015, fourth quarter of 2014 and third quarter of 2014, respectively.

(3)	Excludes discontinued operations, which consists of the results of operations for campuses that have ceased operations prior to 2015 and the LCB campuses which are held for sale.

CEC ANNOUNCES 2Q15 RESULTS …PG 5

ADJUSTED EBITDA

The Company believes it is useful to present non-GAAP financial measures, which exclude certain significant items, as a means to understand the performance of its operations. (See tables below and the GAAP to non-GAAP reconciliation attached to this press release for further details.)

For the second quarter of 2015, Adjusted EBITDA for the University Group and Corporate increased $7.1 million compared to the prior year quarter, driven by increased revenue and continued cost reduction initiatives. Adjusted EBITDA for the Transitional Group and Discontinued Operations was ($30.8) million for the second quarter of 2015, compared to ($39.1) million in the prior year quarter. This favorability is a result of the completion of teach-out campus operations and continued focus on reducing lease obligations once a teach-out is complete.

	Q2 2015	Q1 2015	Q4 2014	Q3 2014	Q2 2014
Adjusted EBITDA ($ in thousands)
University Group and Corporate:
Pre-tax loss from continuing operations	$(10,218)	$(24,990)	$(7,747)	$(31,651)	$(11,664)
Transitional Group pre-tax loss	32,624	30,470	23,788	40,764	25,364
Interest (income) expense, net	(52)	2	(38)	(120)	(177)
Depreciation and amortization (1)	3,956	4,361	5,170	5,402	5,732
Stock-based compensation (1)	530	940	966	950	1,020
Legal settlements (1) (2)	—	—	—	—	(400)
Asset impairments (1)	—	—	—	73	—
Unused space charges (1) (3)	(348)	556	(373)	(368)	(363)
Insurance recovery	—	—	—	(8,588)	—
Cumulative adjustment related to revenue recognition (1)	94	93	1,354	—	—
Adjusted EBITDA—University Group and Corporate	$26,586	$11,432	$23,120	$6,462	$19,512

Memo: Advertising Expenses	$34,258	$50,587	$36,731	$50,410	$37,407

Transitional Group and Discontinued Operations:
Pre-tax loss from discontinued operations	$(11,252)	$(102)	$(17,195)	$(15,201)	$(33,046)
Transitional Group pre-tax loss	(32,624)	(30,470)	(23,788)	(40,764)	(25,364)
Loss on sale of business (4)	917	—	—	—	311
Depreciation and amortization (4)	3,231	2,351	7,319	7,739	8,662
Legal settlements (4)	(166)	1,485	—	225	2,000
Asset impairments (4)	11,372	6,019	14,203	14,412	7,454
Unused space charges (3) (4)	(2,305)	(2,424)	(2,063)	(3,343)	920
Cumulative adjustment related to revenue recognition (4)	13	(67)	1,029	—	—
Adjusted EBITDA—Transitional and Discontinued Operations	$(30,814)	$(23,208)	$(20,495)	$(36,932)	$(39,063)

Consolidated Adjusted EBITDA	$(4,228)	$(11,776)	$2,625	$(30,470)	$(19,551)

(1)	Quarterly amounts relate to the University Group and Corporate

(2)	Legal settlement amounts are net of insurance recoveries

(3)	Unused space charges include initial charge and subsequent accretion

(4)	Quarterly amounts relate to Transitional Group and Discontinued Operations

CEC ANNOUNCES 2Q15 RESULTS …PG 6

BALANCE SHEET AND CASH FLOW

Net cash used in operating activities improved to $6.4 million for the second quarter of 2015, compared to $45.9 million in the prior year quarter. The current quarter operating cash usage included the cash receipt of $14.0 million for an income tax refund. The prior year quarter cash usage included $21.6 million of payments related to legal settlements. The Company continues to expect to end 2015 with over $190 million in total cash, cash equivalents, restricted cash and short-term and long-term investments.

Capital expenditures decreased to $1.6 million during the quarter ended June 30, 2015, compared to $3.6 million for the quarter ended June 30, 2014.

As of June 30, 2015 and June 30, 2014, cash, cash equivalents, restricted cash and short-term and long-term investments totaled $204.1 million and $282.0 million, respectively.

	Q2 2015	Q1 2015 (3)	Q4 2014 (3)	Q3 2014	Q2 2014
Cash and Cash Flow from Operations ($ in thousands)
Consolidated Cash, Cash Equivalents, Restricted Cash and Short-Term and Long-Term Investments (1)	$204,104	$213,739	$247,002	$258,274	$281,991
Cash Flow from Operations (2)	$(6,419)	$(20,176)	$(17,479)	$(19,860)	$(45,865)

(1)	Consolidated cash, cash equivalents, restricted cash and short-term and long-term investment balances are quarter end balances and include both continuing and discontinued operations. Long-term investment balances of $7.4 million for each of the periods disclosed are reflected within other non-current assets on our consolidated balance sheets.

(2)	Cash flow from operations includes payments of legal settlements of $2.4 million, $1.3 million and $21.6 million during the first quarter of 2015, fourth quarter of 2014 and second quarter of 2014, respectively.

(3)	The fourth quarter of 2014 ending cash, cash equivalents, restricted cash and investment balance includes $10.0 million of restricted cash related to borrowings under the Credit Agreement. The $10.0 million of outstanding borrowings was repaid during the first quarter of 2015.

CONFERENCE CALL INFORMATION

Career Education Corporation will host a conference call on Friday, August 7, 2015 at 10:00 a.m. Eastern time. Interested parties can access the live webcast of the conference call and the related presentation materials at www.careered.com in the Investor Relations section of the website. Participants can also listen to the conference call by dialing 888-317-6016 (domestic) or 412-317-6016 (international). Please log-in or dial-in at least 10 minutes prior to the start time to ensure a connection. An archived version of the webcast will be accessible for 90 days at www.careered.com in the Investor Relations section of the website.

ABOUT CAREER EDUCATION CORPORATION

Career Education’s academic institutions offer a high-quality education to a diverse student population in a variety of disciplines through online, on-ground and hybrid learning programs. Our two universities – American InterContinental University (“AIU”) and Colorado Technical University (“CTU”) – provide degree programs through the master’s or doctoral level as well as associate and bachelor’s levels. Both universities predominantly serve students online with career-focused degree programs that meet the educational demands of today’s busy adults. AIU and CTU continue to show innovation in higher education, advancing new personalized learning technologies like their intellipath™ adaptive learning platform that allow students to more efficiently move toward earning a degree by receiving course credit for knowledge they can already demonstrate. Career Education is committed to providing high-quality education that closes the gap between learners who seek to advance their careers and employers needing a qualified workforce.

A listing of individual campus locations and web links to Career Education’s institutions can be found at www.careered.com.

CEC ANNOUNCES 2Q15 RESULTS …PG 7

Except for the historical and present factual information contained herein, the matters set forth in this release, including statements identified by words such as “expect,” “estimate,” “believe,” “will,” “anticipate,” “continue,” “on track,” “position us” and similar expressions, are forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on information currently available to us and are subject to various assumptions, risks, uncertainties and other factors that could cause our results of operations, financial condition, cash flows, performance, business prospects and opportunities to differ materially from those expressed in, or implied by, these statements. Except as expressly required by the federal securities laws, we undertake no obligation to update or revise such factors or any of the forward-looking statements contained herein to reflect future events, developments or changed circumstances, or for any other reason. These risks and uncertainties, the outcomes of which could materially and adversely affect our financial condition and operations, include, but are not limited to, the following: declines in enrollment; the success of our initiatives to divest our LCB culinary arts campuses and remaining Career College institutions, which could be impacted by the level of buyer interest and related valuations, required regulatory approvals, the various factors noted in this paragraph, among other things; negative trends in the real estate market which could impact the costs related to teaching out campuses and the success of our initiatives to reduce our real estate obligations; our ability to achieve anticipated cost savings and business efficiencies; rulemaking by the U.S. Department of Education or any state and increased focus by Congress, the President and governmental agencies on for-profit education institutions; our continued compliance with and eligibility to participate in Title IV Programs under the Higher Education Act of 1965, as amended, and the regulations thereunder (including the gainful employment and financial responsibility standards prescribed by the U.S. Department of Education), as well as national and regional accreditation standards and state regulatory requirements; the impact of management changes; our ability to successfully defend litigation and other claims brought against us; and changes in the overall U.S. or global economy. Further information about these and other relevant risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and its subsequent filings with the Securities and Exchange Commission.

###

CONTACT

Investors:

Alpha IR Group

Sam Gibbons or Chris Hodges

(312) 445-2870

CECO@alpha-ir.com

Or

Media:

Career Education Corporation

(847) 585-2600

media@careered.com

CAREER EDUCATION CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2015	December 31, 2014
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents, unrestricted	$63,266	$93,832
Restricted cash	13,438	22,938
Short-term investments	120,026	122,858

Total cash and cash equivalents, restricted cash and short-term investments	196,730	239,628

Student receivables, net	25,872	24,564
Receivables, other, net	4,472	18,925
Prepaid expenses	17,513	14,679
Inventories	2,668	3,305
Other current assets	1,852	2,384
Assets held for sale (1)	66,541	76,846
Assets of discontinued operations	280	473

Total current assets	315,928	380,804

NON-CURRENT ASSETS:
Property and equipment, net	57,946	73,083
Goodwill	87,356	87,356
Intangible assets, net	7,900	9,819
Student receivables, net	2,887	2,926
Other assets	17,506	18,571
Assets of discontinued operations	853	975

TOTAL ASSETS	$490,376	$573,534

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term borrowings	$—	$10,000
Accounts payable	17,636	21,968
Accrued expenses:
Payroll and related benefits	31,754	29,545
Advertising and production costs	12,735	13,162
Income taxes	1,545	1,633
Other	17,884	21,440
Deferred tuition revenue	37,105	37,572
Liabilities held for sale (1)	44,999	50,357
Liabilities of discontinued operations	13,343	15,506

Total current liabilities	177,001	201,183

NON-CURRENT LIABILITIES:
Deferred rent obligations	39,883	48,381
Other liabilities	20,040	19,178
Liabilities of discontinued operations	14,984	22,859

Total non-current liabilities	74,907	90,418

STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	828	823
Additional paid-in capital	608,935	606,531
Accumulated other comprehensive loss	(701)	(853)
Retained deficit	(155,007)	(109,403)
Cost of shares in treasury	(215,587)	(215,165)

Total stockholders’ equity	238,468	281,933

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$490,376	$573,534

(1)	During the second quarter of 2015, the Company made the decision to sell one of its campuses which is currently reported within the Transitional Group segment. As a result of the decision to sell this campus, the assets and liabilities for this campus are classified as held for sale within continuing operations and are presented along with the LCB campuses as held for sale on our condensed consolidated balance sheet as of June 30, 2015.

CAREER EDUCATION CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

(In thousands, except per share amounts and percentages)

	For the Quarter Ended June 30,
	2015	% of Total Revenue	2014	% of Total Revenue
REVENUE:
Tuition and registration fees	$173,963	99.5%	$185,136	99.4%
Other	817	0.5%	1,036	0.6%

Total revenue	174,780		186,172

OPERATING EXPENSES:
Educational services and facilities	53,949	30.9%	59,001	31.7%
General and administrative	121,365	69.4%	129,051	69.3%
Depreciation and amortization	7,113	4.1%	9,368	5.0%
Asset impairment	1,685	1.0%	3	0.0%

Total operating expenses	184,112	105.3%	197,423	106.0%

Operating loss	(9,332)	-5.3%	(11,251)	-6.0%

OTHER (EXPENSE) INCOME:
Interest income	222	0.1%	285	0.2%
Interest expense	(170)	-0.1%	(108)	-0.1%
Loss on sale of business	(917)	-0.5%	—	0.0%
Miscellaneous expense	(21)	0.0%	(590)	-0.3%

Total other expense	(886)	-0.5%	(413)	-0.2%

PRETAX LOSS	(10,218)	-5.8%	(11,664)	-6.3%
(Benefit from) provision for income taxes	(747)	-0.4%	1,854	1.0%

LOSS FROM CONTINUING OPERATIONS	(9,471)	-5.4%	(13,518)	-7.3%
Loss from discontinued operations, net of tax	(11,252)	-6.4%	(33,046)	-17.8%

NET LOSS	(20,723)	-11.9%	(46,564)	-25.0%

OTHER COMPREHENSIVE LOSS, net of tax:
Unrealized loss on investments	(43)		(107)

COMPREHENSIVE LOSS	$(20,766)		$(46,671)

NET LOSS PER SHARE - DILUTED:
Loss from continuing operations	$(0.14)		$(0.20)
Loss from discontinued operations	(0.17)		(0.49)

Net loss per share	$(0.31)		$(0.69)

DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	67,893		67,157

CAREER EDUCATION CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

(In thousands, except per share amounts and percentages)

	For the Year to Date Ended June 30,
	2015	% of Total Revenue	2014	% of Total Revenue
REVENUE:
Tuition and registration fees	$355,364	99.5%	$382,045	99.4%
Other	1,718	0.5%	2,281	0.6%

Total revenue	357,082		384,326

OPERATING EXPENSES:
Educational services and facilities	108,900	30.5%	120,639	31.4%
General and administrative	260,513	73.0%	277,497	72.2%
Depreciation and amortization	13,898	3.9%	19,313	5.0%
Asset impairment	7,704	2.2%	77	0.0%

Total operating expenses	391,015	109.5%	417,526	108.6%

Operating loss	(33,933)	-9.5%	(33,200)	-8.6%

OTHER INCOME (EXPENSE):
Interest income	382	0.1%	391	0.1%
Interest expense	(332)	-0.1%	(189)	0.0%
Loss on sale of business	(917)	-0.3%	—	0.0%
Miscellaneous expense	(408)	-0.1%	(108)	0.0%

Total other (expense) income	(1,275)	-0.4%	94	0.0%

PRETAX LOSS	(35,208)	-9.9%	(33,106)	-8.6%
(Benefit from) provision for income taxes	(958)	-0.3%	2,074	0.5%

LOSS FROM CONTINUING OPERATIONS	(34,250)	-9.6%	(35,180)	-9.2%
Loss from discontinued operations, net of tax	(11,354)	-3.2%	(69,527)	-18.1%

NET LOSS	(45,604)	-12.8%	(104,707)	-27.2%

OTHER COMPREHENSIVE INCOME (LOSS), net of tax:
Unrealized income (loss) on investments	152		(135)

COMPREHENSIVE LOSS	$(45,452)		$(104,842)

NET LOSS PER SHARE - DILUTED:
Loss from continuing operations	$(0.51)		$(0.52)
Loss from discontinued operations	(0.16)		(1.04)

Net loss per share	$(0.67)		$(1.56)

DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING:	67,714		67,076

CAREER EDUCATION CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Year to date Ended June 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(45,604)	$(104,707)
Adjustments to reconcile net loss to net cash used in operating activities:
Asset impairment	17,391	7,521
Depreciation and amortization expense	13,899	29,825
Bad debt expense	9,138	12,409
Compensation expense related to share-based awards	1,470	2,361
Loss on sale of businesses, net	917	311
Loss on disposition of property and equipment	3	32
Changes in operating assets and liabilities	(23,809)	(29,037)

Net cash used in operating activities	(26,595)	(81,285)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of available-for-sale investments	(33,707)	(121,590)
Sales of available-for-sale investments	36,051	28,726
Purchases of property and equipment	(4,994)	(7,031)
Payments of cash upon sale of businesses	(2,018)	(250)
Other	—	(11)

Net cash used in investing activities	(4,668)	(100,156)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	939	392
Payment on borrowings	(10,000)	—
Change in restricted cash	9,500	636

Net cash provided by financing activities	439	1,028

EFFECT OF FOREIGN CURRENCY EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS:	258	78

NET DECREASE IN CASH AND CASH EQUIVALENTS	(30,566)	(180,335)
DISCONTINUED OPERATIONS CASH ACTIVITY INCLUDED ABOVE:
Add: Cash balance of discontinued operations, beginning of the period	—	475
Less: Cash balance of discontinued operations, end of the period	—	—
CASH AND CASH EQUIVALENTS, beginning of the period	93,832	318,468

CASH AND CASH EQUIVALENTS, end of the period	$63,266	$138,608

CAREER EDUCATION CORPORATION AND SUBSIDIARIES

UNAUDITED SELECTED SEGMENT INFORMATION

(In thousands, except percentages)

	For the Quarter Ended June 30,
	2015	2014
REVENUE:
CTU	$86,174	$85,041
AIU	52,024	49,685

Total University Group	138,198	134,726

Corporate and Other	39	38
Transitional Group	36,543	51,408

Total	$174,780	$186,172

OPERATING (LOSS) INCOME:
CTU	$24,263	$20,957
AIU	5,174	(1,331)

Total University Group	29,437	19,626

Corporate and Other	(7,036)	(5,513)
Transitional Group	(31,733)	(25,364)

Total	$(9,332)	$(11,251)

OPERATING (LOSS) MARGIN:
CTU	28.2%	24.6%
AIU	9.9%	-2.7%
Total University Group	21.3%	14.6%
Corporate and Other	NM	NM
Transitional Group	NM	NM
Total	-5.3%	-6.0%

CAREER EDUCATION CORPORATION AND SUBSIDIARIES

UNAUDITED SELECTED SEGMENT INFORMATION

(In thousands, except percentages)

	For the Year to Date Ended June 30,
	2015	2014
REVENUE:
CTU	$171,301	$171,961
AIU	105,090	102,258

Total University Group	276,391	274,219

Corporate and Other	78	138
Transitional Group	80,613	109,969

Total	$357,082	$384,326

OPERATING (LOSS) INCOME:
CTU	$38,879	$35,438
AIU	2,287	(4,914)

Total University Group	41,166	30,524

Corporate and Other	(12,896)	(16,649)
Transitional Group	(62,203)	(47,075)

Total	$(33,933)	$(33,200)

OPERATING (LOSS) MARGIN:
CTU	22.7%	20.6%
AIU	2.2%	-4.8%
Total University Group	14.9%	11.1%
Corporate and Other	NM	NM
Transitional Group	NM	NM
Total	-9.5%	-8.6%

CAREER EDUCATION CORPORATION AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP ITEMS (1)

(In thousands)

Adjusted EBITDA	Q2 2015	Q1 2015	Q4 2014	Q3 2014	Q2 2014
University Group and Corporate:
Pre-tax loss from continuing operations	$(10,218)	$(24,990)	$(7,747)	$(31,651)	$(11,664)
Transitional Group pre-tax loss	32,624	30,470	23,788	40,764	25,364
Interest (income) expense, net	(52)	2	(38)	(120)	(177)
Depreciation and amortization (3)	3,956	4,361	5,170	5,402	5,732
Stock-based compensation (3)	530	940	966	950	1,020
Legal settlements (3) (5)	—	—	—	—	(400)
Asset impairments (3)	—	—	—	73	—
Unused space charges (3) (6)	(348)	556	(373)	(368)	(363)
Insurance recovery	—	—	—	(8,588)	—
Cumulative adjustment related to revenue recognition (3) (7)	94	93	1,354	—	—
Adjusted EBITDA—University Group and Corporate (2)	$26,586	$11,432	$23,120	$6,462	$19,512

Memo: Advertising Expenses (3)	$34,258	$50,587	$36,731	$50,410	$37,407

Transitional Group and Discontinued Operations (4):
Pre-tax loss from discontinued operations	$(11,252)	$(102)	$(17,195)	$(15,201)	$(33,046)
Transitional Group pre-tax loss	(32,624)	(30,470)	(23,788)	(40,764)	(25,364)
Loss on sale of business (8)	917	—	—	—	311
Depreciation and amortization (8)	3,231	2,351	7,319	7,739	8,662
Legal settlements (5) (8)	(166)	1,485	—	225	2,000
Asset impairments (8)	11,372	6,019	14,203	14,412	7,454
Unused space charges (6) (8)	(2,305)	(2,424)	(2,063)	(3,343)	920
Cumulative adjustment related to revenue recognition (7) (8)	13	(67)	1,029	—	—
Adjusted EBITDA—Transitional and Discontinued Operations (2)	$(30,814)	$(23,208)	$(20,495)	$(36,932)	$(39,063)

Consolidated Adjusted EBITDA	$(4,228)	$(11,776)	$2,625	$(30,470)	$(19,551)

(1)	The Company believes it is useful to present non-GAAP financial measures which exclude certain significant items as a means to understand the performance of its operations. As a general matter, the company uses non-GAAP financial measures in conjunction with results presented in accordance with GAAP to help analyze the performance of its operations, assist with preparing the annual operating plan, and measure performance for some forms of compensation. In addition, the company believes that non-GAAP financial information is used by analysts and others in the investment community to analyze the company’s historical results and to provide estimates of future performance and that failure to report non-GAAP measures could result in a misplaced perception that the company’s results have underperformed or exceeded expectations.

We believe adjusted EBITDA allows us to compare our current operating results with corresponding historical periods and with the operational performance of other companies in our industry because it does not give effect to potential differences caused by items we do not consider reflective of underlying operating performance. We also present adjusted EBITDA because we believe it is frequently used by securities analysts, investors and other interested parties as a measure of performance. In evaluating adjusted EBITDA, investors should be aware that in the future we may incur expenses similar to the adjustments presented above. Our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by expenses that are unusual, non-routine or non-recurring. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for net income (loss), operating income (loss), or any other performance measure derived in accordance and reported under GAAP or as an alternative to cash flow from operating activities or as a measure of our liquidity.

Non-GAAP financial measures, when viewed in a reconciliation to corresponding GAAP financial measures, provide an additional way of viewing the company’s results of operations and the factors and trends affecting the company’s business. Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding financial results presented in accordance with GAAP.

(2)	Management assesses results of operations for the University Group and Corporate separately from the Transitional Group. As a result, management views adjusted EBITDA from the University Group and Corporate separately from the remainder of the organization, to assess results and make decisions. Accordingly, the Transitional Group pre-tax losses are added back to pre-tax loss from continuing operations and subtracted from pre-tax loss from discontinued operations.

(3)	Quarterly amounts relate to the University Group and Corporate.

(4)	The Company announced the Culinary Arts segment as held for sale during the fourth quarter of 2014 and it is therefore now reported within discontinued operations. Quarterly adjusted EBITDA amounts for Culinary Arts include:

	Q2 2015	Q1 2015	Q4 2014	Q3 2014	Q2 2014
Pre-tax (loss) income	$(10,532)	$250	$(15,927)	$(12,602)	$(19,771)
Depreciation and amortization	—	—	4,504	4,282	4,310
Legal settlements	—	775	—	—	2,000
Asset impairments	9,687	—	10,320	1,523	7,400
Unused space charges	(982)	(377)	65	213	(467)
Cumulative adjustment related to revenue recognition	5	54	514	—	—
Total	$(1,822)	$702	$(524)	$(6,584)	$(6,528)

(5)	Legal settlement amounts are net of insurance recoveries.

(6)	Unused space charges represent the net present value of remaining lease obligations less an estimated amount for sublease income as well as the subsequent accretion of these charges.

(7)	Revenue recognition adjustment relates to the accounting for students who withdraw from one of our institutions prior to completion of their program. This adjustment now reflects revenue earned on a cash-basis of accounting beginning in the fourth quarter of 2014 for these students.

(8)	Quarterly amounts relate to the Transitional Group and Discontinued Operations.